 Exhibit 99.1

Altair International Corp. Announces Acquisition of Lithium Battery Technology

PITTSBURGH, PA – March 31, 2021 (GLOBE NEWSWIRE) -- Altair International Corp. (“Altair” or the “Company”) (OTC: ATAO) announced today that it has completed the acquisition of a novel, ‘next-gen’ lithium battery technology from Cryptosolar Ltd (“CryptoSolar”), a company incorporated in the United Kingdom.

For the purposes of this acquisition, Altair has formed a new subsidiary, EV Lithium Solutions, Inc. (“EVL”), which has acquired 100% of said technology, including all rights and prototypes.

Cryptosolar has developed a next-gen, solid-state lithium battery technology which has the potential to address many of the concerns and weaknesses associated with the current battery models in use in the world today: charging times, safety, and lifetime charge/recharge cycles.

In the coming weeks, the Company will provide further detail on the technology and its potential, as well as updates on development and a general plan and forecast of our goals for this exciting venture.

Mr. Leonard Lovallo, President and CEO of Altair, stated: "We are pleased to announce this acquisition for the purpose of developing and manufacturing next-gen lithium batteries. We view this acquisition as an important complement to our company, and we believe that this technology and battery architecture has the potential to reshape the landscape. In the electric vehicle space, in particular, the trend towards widescale adoption has taken shape organically in the past years, and is now being reinforced by government mandates across the world. We believe that this sector is likely to experience years of truly fantastic growth; this acquisition positions Altair to not only participate in that growth, but potentially to play a role in driving it as well.”

About Altair International Corp.

Altair International Corp (OTC Markets: ATAO) is a diversified holding company whose strategy is to acquire interests in a range of profitable ventures within the Energy and Minerals sector.

Forward-Looking Statements

This press release contains statements, which may constitute "forward-looking statements" within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended by the Private Securities Litigation Reform Act of 1995. Those statements include statements regarding the intent, belief or current expectations of Altair International Corp., and members of its management as well as the assumptions on which such statements are based. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those contemplated by such forward-looking statements. The Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results.

FOR FURTHER INFORMATION, please visit the company’s website at: altairinternationalcorp.com, or contact:

Investor Relations Contact:

Skyline Corporate Communications Group, LLC
Lisa Gray, Senior Account Manager

One Rockefeller Plaza, 11th Floor
New York, NY 10020
Office: (646) 893-5835
Email: lisa@skylineccg.com